Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2009

Dear Shareholders, Customers and Employees,

Your Company reported a 51% increase in earnings for the first quarter of 2009 compared to the same period in 2008.  Income for the first three months of this year was $1,432,000 ($0.42 per share) which compares favorably with the first quarter of 2008 when earnings totaled $945,000 ($0.27 per share).  This income level resulted in the Company reporting a return on equity of 11.06% for the first quarter of 2009 as compared to 7.66% for 2008.

For the first quarter of 2009, the Company was able to increase net interest and non-interest income while controlling non-interest expenses.  The Company’s increase in earning assets and improvement in net interest margin resulted in increased net interest income.  The increase in non-interest income was a result of residential mortgage activity, which continues to be impacted by the interest rate environment.

These are difficult times in the banking industry, but we assure you that the management of your Company has and will continue to work to enhance shareholder value.  We appreciate the trust that you have placed in us.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2009	Three months ended March 31, 2008
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 8,399	$ 8,665
Interest expense	3,359	4,166
Net interest income	5,040	4,499
Provision for loan losses	600	275
Net interest income after provision for loan losses	4,440	4,224
Non-interest income	983	557
Non-interest expenses	3,575	3,633
Income before income taxes	1,848	1,148
Provision for income taxes	416	203
Net income	$1,432	$ 945

Average common shares outstanding	3,442,419	3,467,222

PER COMMON SHARE
Net income	$0.42	$0.27
Cash dividends	$0.15	$0.15
Book value	$15.36	$14.49
Closing price	$9.00	$14.00

FINANCIAL RATIOS
Return on average assets	0.93%	0.68%
Return on average equity	11.06%	7.66%
Net interest margin	3.66%	3.62%
Efficiency ratio	56.96%	68.67%
Loans to deposits	89.41%	93.57%
Allowance for loan losses to loans	0.87%	0.62%
Cash dividends to net income	36.07%	54.63%

PERIOD END BALANCES
	As of March 31, 2009	As of December 31, 2008
Assets	$622,895	$616,064
Loans (including available-for-sale)	$421,043	$418,385
Deposits	$470,903	$464,792
Shareholders' equity	$52,891	$50,660

Common shares outstanding	3,442,779	3,441,663

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff – Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

Brian D. Young - CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211